May 2021 Registration Statement No. 333-232144 Pricing Supplement dated May 4, 2021 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due May 9, 2022

Based on the Value of the VanEck Vectors® Oil Services ETF

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or any return of principal at maturity. Instead, the securities offer the opportunity for investors to receive on the related contingent payment date a contingent monthly payment equal to 0.95833% of the stated principal amount, plus all previously unpaid contingent monthly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to 75% of the initial underlier value, which we refer to as the downside threshold level. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent monthly payment and any unpaid contingent monthly payments otherwise due. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive the contingent monthly payment applicable to that determination date on the related contingent payment date. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the contingent monthly payment and any unpaid contingent monthly payments otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will receive a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent monthly payments at a potentially above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier even though investors will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	VanEck Vectors® Oil Services ETF (Bloomberg ticker symbol “OIH UP”) (the “underlier”)
Aggregate principal amount:	$10,000,000
Stated principal amount:	$1,000 per security
Pricing date:	May 4, 2021. The initial underlier value is the closing price of the underlier on May 3, 2021 and is not the closing price of the underlier on the pricing date.
Original issue date:	May 7, 2021
Maturity date*†:	May 9, 2022
Automatic early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent monthly payment and any unpaid contingent monthly payments otherwise due.
Contingent monthly payment:

•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay on the related contingent payment date a contingent monthly payment of $9.5833 (0.95833% of the stated principal amount) per security, plus the amounts of all contingent monthly payments, if any, that would have been paid on a previous contingent payment date had the closing price of the underlier been greater than or equal to the downside threshold level on the related determination date and that have not been previously paid (“unpaid contingent monthly payments”).

• If, on any determination date, the closing price of the underlier is less than the downside threshold level, the contingent monthly payment applicable to that determination date will not be payable on the related contingent payment date.

The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent monthly payments over the term of the securities.

Payment or delivery at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment or delivery per security determined as follows:

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent monthly payment and any unpaid contingent monthly payments otherwise due

•  If the final underlier value is less than the downside threshold level:

at our option, (i) a number of shares of the underlier equal to the exchange ratio, or (ii) the cash value of those shares as of the final determination date determined as the exchange ratio times the final underlier value

Under these circumstances, the value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Downside threshold level*:	$143.610, which is equal to 75% of the initial underlier value (rounded to three decimal places)
Initial underlier value*:	$191.48, which is the closing price of the underlier on May 3, 2021. The initial underlier value is not the closing price of the underlier on the pricing date.
Final underlier value*:	The closing price of the underlier on the final determination date
Exchange ratio*:	6.96330, which is the stated principal amount divided by the downside threshold level (rounded to five decimal places)
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$1.00(2) $1.00(3)	$998.00
Total	$10,000,000	$10,000,000	$20,000	$9,980,000

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $984.10 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $1.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $1.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and beginning on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019	Prospectus Supplement Addendum dated February 18, 2021	Underlying Supplement dated August 1, 2019

Contingent Income Auto-Callable Securities due May 9, 2022

Based on the Value of the VanEck Vectors® Oil Services ETF

Principal at Risk Securities

Terms continued from previous page:
Determination dates†:	June 4, 2021, July 6, 2021, August 4, 2021, September 7, 2021, October 4, 2021, November 4, 2021, December 6, 2021, January 4, 2022, February 4, 2022, March 4, 2022, April 4, 2022 and May 4, 2022. We also refer to May 4, 2022 as the final determination date.
Contingent payment dates†:	June 9, 2021, July 9, 2021, August 9, 2021, September 10, 2021, October 7, 2021, November 9, 2021, December 9, 2021, January 7, 2022, February 9, 2022, March 9, 2022, April 7, 2022 and the maturity date
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06741WTX8 / US06741WTX82
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, downside threshold level, exchange ratio and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Each determination date may be postponed if that determination date is not a scheduled trading day or if a market disruption event occurs on that determination date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a contingent payment date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.
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Additional Terms of the Securities

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the securities are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

▪	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

You should also read the prospectus for the underlier on file at the SEC website, which can be accessed via the hyperlink below (the second prospectus accessible via this hyperlink). The contents of that prospectus, any documents incorporated by reference in that prospectus, the other prospectuses included in the hyperlink below and the documents incorporated by reference in those prospectuses are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

▪	2021 Prospectus for the VanEck Vectors® Oil Services ETF dated May 1, 2021: http://www.sec.gov/ix?doc=/Archives/edgar/data/1137360/000113736021000300/ck0001137360-20201231.htm

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Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

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Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

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Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due May 9, 2022 Based on the Value of the VanEck Vectors® Oil Services ETF, which we refer to as the securities, provide an opportunity for investors to receive on the related contingent payment date a contingent monthly payment, which is an amount equal to $9.5833 (0.95833% of the stated principal amount), plus all previously unpaid contingent monthly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to 75% of the initial underlier value, which we refer to as the downside threshold level. However, if the closing price of the underlier is less than the downside threshold level on a determination date, investors will not receive the contingent monthly payment applicable to that determination date on the related contingent payment date. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent monthly payments over the term of the securities.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly payment and any unpaid contingent monthly payments otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further contingent monthly payments. At maturity, if the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will be equal to the stated principal amount plus the contingent monthly payment and any unpaid contingent monthly payments otherwise due. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlier below the downside threshold level on a 1.333-to-1 basis and will receive at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the final underlier value. The value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date. Under these circumstances, the amount investors receive will likely be less than the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly payment throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent monthly payments at a potentially above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive on the related contingent payment date a contingent monthly payment of $9.5833 (0.95833% of the stated principal amount), plus all previously unpaid contingent monthly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to the downside threshold level. In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value.

▪    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly payment and any unpaid contingent monthly payments otherwise due.

▪    Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent monthly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent monthly payment and any unpaid contingent monthly payments otherwise due.

▪    Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪    The payment due at maturity will be at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of those shares as of the final determination date determined as the exchange ratio times the final underlier value. Investors will likely lose some and may lose all of their principal in this scenario.

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Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the final underlier value will be less than the downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will receive a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing.

▪	You do not anticipate that the closing price of the underlier will be less than the downside threshold level on any determination date, and you are willing and able to accept the risk that, if it is, you may receive few or no contingent monthly payments over the term of the securities.

▪	You are willing and able to forgo participation in any appreciation of the underlier, and you understand that any return on your investment will be limited to the contingent monthly payments that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will receive a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing.

▪	You anticipate that the closing price of the underlier will be less than the downside threshold level on some or all of the determination dates, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no contingent monthly payments over the term of the securities.

▪	You seek exposure to any upside performance of the underlier or you seek an investment with a return that is not limited to the contingent monthly payments that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$75.000, which is 75% of the hypothetical initial underlier value
Hypothetical Exchange Ratio:	13.33333, which is the stated principal amount per security divided by the hypothetical downside threshold level
Contingent Monthly Payment:	$9.5833 (0.95833% of the stated principal amount)
Stated Principal Amount:	$1,000 per security

* Terms used for purposes of these hypothetical examples do not represent the actual initial underlier value, downside threshold level or exchange ratio applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “VanEck Vectors® Oil Services ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and exchange ratio applicable to the securities are set forth on the cover page of this document.

In Examples 1 and 2, the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the determination dates prior to the final determination date. Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the determination dates prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the determination dates prior to the final determination date is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Monthly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Monthly Payment (per security)	Early Redemption Payment (per security)
#1	$60.00	$0	N/A	$90.00	$9.5833	N/A
#2	$100.00	—*	$1,019.1666	$45.00	$0	N/A
#3	N/A	N/A	N/A	$60.00	$0	N/A
#4	N/A	N/A	N/A	$85.00	$28.7499	N/A
#5	N/A	N/A	N/A	$125.00	—*	$1,009.5833
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* If the securities are automatically redeemed, the early redemption payment will include the contingent monthly payment and any unpaid contingent monthly payments otherwise due.

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In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is greater than or equal to the initial underlier value. Because the closing price of the underlier is less than the downside threshold level on the first determination date, you will not receive the contingent monthly payment applicable to that determination date on the related contingent payment date. Following the second determination date, you receive the stated principal amount plus the contingent monthly payment and the unpaid contingent monthly payment otherwise due. Accordingly, the contingent monthly payment that would have been paid on the first contingent payment date had the closing price of the underlier been greater than or equal to the downside threshold level on that determination date will be paid following the second determination date. You will receive the early redemption payment, calculated as follows:

stated principal amount + contingent monthly payment + unpaid contingent monthly payment(s)
= $1,000 + $9.5833 + ($9.5833 × 1) = $1,019.1666

In this example, the automatic early redemption feature limits the term of your investment to approximately 2 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent monthly payments.

In Example 2, the securities are automatically redeemed following the fifth determination date, as the closing price of the underlier on the fifth determination date is greater than the initial underlier value. As the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent monthly payment of $9.5833 with respect to that determination date. Because the closing price of the underlier is less than the downside threshold level on the second and third determination dates, you will not receive the contingent monthly payments applicable to those determination dates on the related contingent payment dates; however, because the closing price of the underlier on the fourth determination date is greater than or equal to the downside threshold level, the contingent monthly payments that would have been paid on the second and third contingent payment dates had the closing price of the underlier been greater than or equal to the downside threshold level on those determination dates will be paid on the fourth contingent payment date. Following the fifth determination date, you receive an early redemption payment of $1,009.5833, which includes the contingent monthly payment with respect to that determination date.

In this example, the automatic early redemption feature limits the term of your investment to approximately 5 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent monthly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the fifth determination date, upon automatic early redemption, you receive only $1,009.5833 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Monthly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Monthly Payment (per security)	Early Redemption Payment (per security)
#1	$60.00	$0	N/A	$90.00	$9.5833	N/A
#2	$65.00	$0	N/A	$55.00	$0	N/A
#3	$55.00	$0	N/A	$52.50	$0	N/A
#4	$50.00	$0	N/A	$60.00	$0	N/A
#5	$40.00	$0	N/A	$65.00	$0	N/A
#6	$35.00	$0	N/A	$55.00	$0	N/A
#7	$40.00	$0	N/A	$60.00	$0	N/A
#8	$50.00	$0	N/A	$50.00	$0	N/A
#9	$57.50	$0	N/A	$40.00	$0	N/A
#10	$45.00	$0	N/A	$62.50	$0	N/A
#11	$60.00	$0	N/A	$60.00	$0	N/A
Final Determination Date	$45.00	$0	N/A	$80.00	—*	N/A
Payment at Maturity	$599.9999			$1,105.4163

* The payment at maturity will include the contingent monthly payment and any unpaid contingent monthly payments otherwise due.

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Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier is below the downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent monthly payments during the term of the securities. In addition, because the final underlier value is less than the downside threshold level, at maturity, your principal amount is fully exposed to the decline in the closing price of the underlier. Thus, investors will receive per security a number of shares of the underlier equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 13.33333 shares of the underlier

= the exchange ratio times the final underlier value

= 13.33333 × $45.00

=$599.9999

In this example, the value of shares and/or cash you receive at maturity is significantly less than the stated principal amount.

In Example 4, as the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent monthly payment of $9.5833 with respect to that determination date. Because the closing price of the underlier is less than the downside threshold level on the second through eleventh determination dates, you will not receive the contingent monthly payments applicable to those determination dates on the related contingent payment dates. In addition, the closing price of the underlier increases to a final underlier value of $80.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus the contingent monthly payment and the unpaid contingent monthly payments otherwise due. Accordingly, the contingent monthly payments that would have been paid on the second through eleventh contingent payment dates had the closing price of the underlier been greater than or equal to the downside threshold level on those determination dates will be paid on the maturity date. Your payment at maturity is calculated as follows:

stated principal amount + contingent monthly payment + unpaid contingent monthly payment(s)
= $1,000 + $9.5833 + ($9.5833 × 10) = $1,105.4163

In this example, although the final underlier value represents a 20% decline from the initial underlier value, you receive the stated principal amount per security plus the contingent monthly payment and any unpaid contingent monthly payments otherwise due, equal to a total payment of $1,105.4163 per security at maturity.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier below the downside threshold level on a 1.333-to-1 basis and you will receive for each security that you hold at maturity a number of shares of the underlier equal to the exchange ratio (or, at our option, the cash value of those shares as of the final determination date). The value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date.

▪	You may not receive some or all of the contingent monthly payments. The securities differ from ordinary debt securities in that they do not provide for regular interest payments. Instead, a contingent monthly payment, plus all previously unpaid contingent monthly payments, if any, will be payable on the related contingent payment date if on any determination date the closing price of the underlier is greater than or equal to the downside threshold level. If the closing price of the underlier is less than the downside threshold level on any determination date, we will not pay the contingent monthly payment applicable to that determination date or any unpaid contingent monthly payments on the related contingent payment date. If a contingent monthly payment is not paid on any contingent payment date, that contingent monthly payment will be paid as an unpaid contingent monthly payment on a later contingent payment date only if the closing price of the underlier on a subsequent determination date is greater than or equal to the downside threshold level. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent monthly payments over the term of the securities. If you do not receive sufficient contingent monthly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Your potential return on the securities will be different depending on the sequence of closing prices on the determination dates. Depending on the sequence in which the closing price of the underlier is greater than or equal to the downside threshold level on specific determination dates (if at all), you could receive a lesser or greater return, regardless of the number of determination dates on which the closing price of the underlier is greater than or equal to the downside threshold level. For example, if the closing price of the underlier is less than the downside threshold level on each of the first eleven determination dates but is greater than or equal to the downside threshold level on the final determination date, you will receive twelve contingent monthly payments (eleven in the form of unpaid contingent monthly payments). However, if the closing price of the underlier is greater than or equal to the downside threshold level on each of the first two determination dates but on no subsequent determination dates, you will receive only two contingent monthly payments, even though the closing price of the underlier was greater than or equal to the downside threshold level on twice as many determination dates than in the previous example.

▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier from the initial underlier value even though you will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. The return on the securities will be limited to any contingent monthly payments that are paid on the securities.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further contingent monthly payments will be made on the securities and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Whether any contingent monthly payment is payable on a contingent payment date is based solely on the closing price of the underlier on the related determination date. Any contingent monthly payment payable on a contingent payment date is based solely on the closing price of the underlier on the related determination date. As a result, you will not know whether you will receive any contingent monthly payment on a contingent payment date until the related determination date. Moreover, because the payment of any contingent monthly payment on a contingent payment date is based solely on the closing price of the underlier on the related determination date, if the closing price of the underlier on that determination date is less than the downside threshold level, you will not receive any contingent monthly payment on that contingent payment date, even if the closing price of the underlier was higher on other days during the relevant interest period.

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▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

▪	If we choose to deliver shares of the underlier at maturity, those shares may be worth less on the maturity date than on the final determination date. If the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold value, we may elect to deliver shares of the underlier on the maturity date. The value of the shares received on the maturity date depends on the value of the underlier on the maturity date, rather than the final underlier value. The value of those shares may change between the final determination date and the maturity date, and as a result, if we chose to delivery shares of the underlier, the value of the payment at maturity may be lower than if we had chosen to make a cash payment on the maturity date.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the price of the underlier over a period of time. The contingent monthly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the underlier. The contingent monthly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the underlier, calculated as of the pricing date, been lower. As volatility of an underlier increases, there will typically be a greater likelihood that (a) the closing price of that underlier will be less than its downside threshold level on one or more determination dates and (b) the final underlier value of that underlier will be less than its downside threshold level.

Accordingly, you should understand that a higher contingent monthly payment will reflect, among other things, an indication of a greater likelihood that you will (a) not receive contingent monthly payments with respect to one or more determination dates and/or (b) incur a loss of principal at maturity than would have been the case had the contingent monthly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive contingent monthly payments and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Risks Relating to the Underlier

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the securities are linked to the performance of the underlier and not the tracked index, the return on your securities may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the securities will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities. Some of the component securities held by the underlier are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The securities are subject to risks associated with the oil services industry. All or substantially all of the equity securities held by the underlier are issued by companies whose primary line of business is associated with the oil services industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of oil services companies is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of oil services companies, and

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the value of these companies’ securities are subject to significant volatility. Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards. Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services industry and could affect the value of the equity securities held by the underlier and the price of the underlier during the term of the securities, which may adversely affect the value of the securities.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the securities or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the securities if the underlier is de-listed or if you are forced to divest the securities due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the securities has declined. See “—Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated” above.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on a determination date in order for you to receive a contingent monthly payment and any unpaid contingent monthly payments, or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent monthly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer,

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seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “VanEck Vectors® Oil Services ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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VanEck Vectors® Oil Services ETF Overview

According to publicly available information, the underlier is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index (the “tracked index”). The tracked index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For more information about the underlier, see “Exchange-Traded Funds—The VanEck Vectors® ETFs” in the accompanying underlying supplement.

Information about the underlier as of market close on May 3, 2021:

Bloomberg Ticker Symbol:	OIH UP	52 Week High:	$226.60

Current Closing Price:	$191.48	52 Week Low:	$90.72

52 Weeks Ago (5/4/2020):	$103.98

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 4, 2016 through May 3, 2021. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on May 3, 2021 was $191.48. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

VanEck Vectors® Oil Services ETF	High	Low	Period End
2016
First Quarter	$558.20	$427.00	$532.20
Second Quarter	$617.40	$509.00	$585.00
Third Quarter	$601.00	$526.40	$585.60
Fourth Quarter	$701.80	$549.80	$667.00
2017
First Quarter	$700.20	$589.20	$616.20
Second Quarter	$624.60	$482.60	$495.80
Third Quarter	$524.40	$435.20	$521.40
Fourth Quarter	$521.40	$467.00	$521.00
2018
First Quarter	$587.40	$467.00	$477.40
Second Quarter	$590.20	$466.00	$525.40
Third Quarter	$542.00	$464.00	$503.80
Fourth Quarter	$520.40	$266.40	$280.60
2019
First Quarter	$357.80	$287.40	$344.60
Second Quarter	$371.20	$261.60	$296.40
Third Quarter	$301.80	$217.80	$235.00
Fourth Quarter	$269.20	$216.40	$265.00
2020
First Quarter	$275.20	$67.80	$80.40
Second Quarter	$173.58	$75.20	$121.88
Third Quarter	$141.91	$97.37	$97.71
Fourth Quarter	$167.32	$90.72	$154.00

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VanEck Vectors® Oil Services ETF	High	Low	Period End
2021
First Quarter	$226.60	$156.79	$191.14
Second Quarter (through May 3, 2021)	$196.80	$174.22	$191.48

Underlier Historical Performance*— January 4, 2016 to May 3, 2021

* The dotted line indicates the downside threshold level of 75% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
No fractional shares:	At maturity, if the payment on the securities, if any, is to be made in shares of the underlier, we will deliver the number of shares of the underlier due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlier in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlier, as determined by the calculation agent as of the final determination date.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the underlier that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlier.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent monthly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the securities (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent monthly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent monthly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent monthly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent monthly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the underlier upon the maturity of your securities, you should be deemed to have applied the purchase price of your securities toward the purchase of the shares of the underlier you receive. You should not recognize gain or loss with respect to the shares of the underlier you receive. Instead, assuming contingent monthly payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your securities, and that basis should be allocated proportionately among the shares. Your holding period for the underlier should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult

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your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent monthly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 3, 2020, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 3, 2020, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 3, 2020, which has been filed as an exhibit to the report on Form 6-K referred to above.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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Prohibition of Sales to UK Retail Investors

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

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